Edwards Lifesciences Corporation One Edwards Way, Irvine, CA USA 92614 Phone: 949.250.2500 Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact: Sarah Huoh, 949-250-5070
Investor Contact: David K. Erickson, 949-250-6826

Leslie Heisz Appointed To Edwards Lifesciences Board Of Directors

IRVINE, CA, July 5, 2016 - Edwards Lifesciences Corporation (NYSE: EW), the global leader in patient-focused innovations for structural heart disease and critical care monitoring, today announced that Leslie S. Heisz has been appointed to its board of directors. Heisz has extensive experience in investment banking and finance, serving in executive-level roles at firms including Lazard Freres & Co., Wasserstein Perella & Co. and Salomon Brothers.
Since 2010, Heisz has dedicated her career to board service. She currently serves on the boards of directors of Kaiser Permanente and Ingram Micro, Inc., and recently completed service to the board of Towers Watson.
“Leslie brings a unique blend of experience across a number of industries and encompassing a variety of disciplines, and her insights into the changing healthcare and global business environments will be important as Edwards continues to develop new therapies to help patients around the world,” said Michael A. Mussallem, Edwards’ chairman and CEO. “The addition of Leslie to our talented board will further strengthen our diversity of thought and leadership of our company as we execute our long-term strategy.”
Heisz holds bachelor’s and master’s degrees from the University of California, Los Angeles.
About Edwards Lifesciences
Edwards Lifesciences, based in Irvine, Calif., is the global leader in patient-focused medical innovations for structural heart disease, as well as critical care and surgical monitoring. Driven by a passion to help patients, the company collaborates with the world’s leading clinicians and researchers to address unmet healthcare needs, working to improve patient outcomes and enhance lives. For more information, visit www.Edwards.com and follow us on Twitter @EdwardsLifesci.

Edwards, Edwards Lifesciences and the stylized E logo are trademarks of Edwards Lifesciences Corporation. All other trademarks are the property of their respective owners.

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